Exhibit 10.2

Summary of Outside Director Compensation of OUTFRONT Media Inc.

Cash Compensation

Non-employee directors (the “Outside Directors”) on the Board of Directors (the “Board”) of OUTFRONT Media Inc. (the “Company”) shall receive the following cash compensation, to be effective as of July 1, 2026:

•An $82,500 annual Board retainer, payable in equal installments quarterly in advance;

•A $10,000 annual committee member retainer for each member of the Compensation Committee of the Board (the “Compensation Committee”) and the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), payable in equal installments quarterly in advance;

•A $15,000 annual committee member retainer for each member of the Audit Committee of the Board (the “Audit Committee”), payable in equal installments quarterly in advance;

•A $20,000 annual committee chair retainer for the chair of the Compensation Committee and the chair of the Nominating and Governance Committee, payable in equal installments quarterly in advance;

•A $30,000 annual committee chair retainer for the chair of the Audit Committee, payable in equal installments quarterly in advance;

•A $25,000 annual retainer for the Company’s lead independent director, if any, payable in equal installments quarterly in advance; and

•A $100,000 annual retainer for the Company’s non-executive chair of the Board, if any, payable in equal installments quarterly in advance.

Equity Compensation

Effective as of the Company’s Annual Meeting of Stockholders on June 3, 2026, each Outside Director shall be entitled to receive the following awards under the Company’s Amended and Restated Omnibus Stock Incentive Plan:

•An annual grant on the date of the Company’s Annual Meeting of Stockholders of restricted share units (“RSUs”) with a value of $185,000 based on the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant, which RSUs will (i) vest one year from the date of grant and (ii) be entitled to dividend equivalents accruing on such RSUs in amounts equal to the regular cash dividends paid on the Company’s common stock, with such accrued dividend equivalents to be settled in shares of the Company’s common stock on the date of vesting; and

•A prorated RSU grant if an Outside Director joins the Board following the date of the annual RSU grant, but during the calendar year of the grant.

Expenses

Outside Directors will be reimbursed for expenses incurred in attending Board, committee, and stockholder meetings (including travel and lodging).